As filed with the Securities and Exchange Commission on August 14, 2009.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Communications Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive

Minnetonka, Minnesota 55343

(Address of Principal Executive Offices and zip code)

1990 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

David T. McGraw Chief Financial Officer Communications Systems, Inc. 10900 Red Circle Drive Minnetonka, Minnesota 55343 (952) 996-1674 (Name, address, and telephone number of agent for service)	Copy to: Richard A. Primuth, Esq. Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.05 par value per share	100,000 shares (2)	$11.97 (1)	$1,197,000	$85.35

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company’s Common Stock as reported on NASDAQ on August 12, 2009.

(2)

100,000 shares (as adjusted for a stock split in 1993) were registered on Form S- 8 (File No. 33-39862) on April 8, 1991. 100,000 shares were registered on Form S-8 (File No. 33-99564) on November 20, 1995. 200,000 shares were registered on Form S-8 (File No. 333-98323) on August 19, 2002. 100,000 shares are being registered herewith.

INCORPORATION OF CONTENTS OF

REGISTRATION STATEMENT BY REFERENCE

          A Registration Statement on Form S-8 (File No. 33-39862) was filed with the Securities and Exchange Commission on April 11, 1991 covering the registration of 100,000 shares (as adjusted for a stock split in 1993) initially authorized for issuance under the Company’s 1990 Employee Stock Purchase Plan (the “Plan”). A Registration Statement on Form S-8 (File No. 33-99564) was filed with the Securities and Exchange Commission on November 20, 1995 covering the registration of an additional 100,000 shares authorized for issuance under the Plan. A Registration Statement on Form S-8 (File No. 333-98323) was filed with the Securities and Exchange Commission on August 19, 2002 covering the registration of an additional 200,000 shares authorized for issuance under the Plan. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 100,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by another 100,000 was authorized by the Company’s Board of Directors on December 30, 2008 and such amendment was approved by the Company’s shareholders on May 21, 2009 This Registration Statement should be considered a post-effective amendment to prior Registration Statements. The contents of the prior Registration Statements (File Nos. 33-39862, 33-99564 and 333-98323) are incorporated herein by reference.

PART I

Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a)	The Annual Report of the Company on Form 10-K for the year ended December 31, 2008.

(b)	The Company’s Definitive Proxy Statement dated April 6, 2009 for the Annual Meeting of Shareholders held on May 21, 2009.

(c)	The Company’s Quarterly Reports filed on Form 10-Q for periods ending March 31, 2009 and June 30, 2009.

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Statement on Form S-1 dated June 17, 1983 (Registration No. 2-84100), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

          The Company Bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

          The Registrant’s Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

          Insofar as indemnification to the Company’s directors, officers or other persons controlling the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of the Company’s Bylaws and the statutes of the State of Minnesota, the Company has been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit

4.1	Amended and Restated Communication Systems, Inc. 1990 Employee Stock Purchase Plan
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum (included in exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, independent public accountants
24.1	Power of Attorney (set forth on signature page hereof)

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in   the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification to directors, officers, and controlling persons of the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8, and we have authorized the undersigned to sign this registration statement on our behalf, in the City of Minneapolis, State of Minnesota, as of August 14, 2009.

Communication Systems, Inc.

By	/s/ Jeffrey K. Berg
Jeffrey K. Berg, President and Chief Executive Officer

POWER OF ATTORNEY

          The undersigned officers and directors of Communication Systems, Inc., hereby constitute and appoint Jeffrey K. Berg and David T. McGraw, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below as of August 14, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Jeffrey K. Berg	President and Chief Executive Financial Officer (Principal Executive Officer)
Jeffrey K. Berg

/s/ David T. McGraw	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
David T. McGraw

/s/ Curtis A. Sampson	Chairman of the Board
Curtis A. Sampson

/s/ Randall D. Sampson	Director
Randall D. Sampson

/s/ Edwin C. Freeman	Director
Edwin C. Freeman

/s/ Luella Gross Goldberg	Director
Luella Gross Goldberg

/s/ Roger H.D. Lacey	Director
Roger H.D. Lacey

/s/ Gerald D. Pint	Director
Gerald D. Pint